Exhibit 10.34

AMERICAN WELL CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of August 26, 2020 (the “Effective Date”) by and between American Well Corporation, a Delaware corporation (the “Company”), and Kurt Knight, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”). Where the context requires, references to the Company shall include the Company’s subsidiaries and affiliates.

RECITALS

WHEREAS, the Company desires to continue to employ Executive for the period provided in this Agreement, and Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.    Commencement Date; Term; Effect on Other Agreements. The employment term (the “Employment Term”) of Executive’s employment under this Agreement shall be for the period commencing on August 26, 2020 (the “Commencement Date”) and ending on the third (3rd) anniversary of the Commencement Date. Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party provides notice of non-renewal not less than ninety (90) days prior to the end of the Employment Term as then in effect.

2.    Employment. During the Employment Term:

(a)

Executive shall be employed as Chief Operating Officer of the Company and Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar executive capacities.

(b)

Excluding periods of vacation and sick leave to which Executive is entitled and other service outside of the Company contemplated in this Section 2(b), Executive shall devote Executive’s full professional time and attention to the business and affairs of the Company to discharge the responsibilities of Executive hereunder. Executive may manage personal and family investments and participate in industry organizations and charitable endeavors, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder. It is understood that, during Executive’s employment by the Company, Executive shall not engage in any activities that constitute a conflict of interest with the interests of the Company or its direct and indirect subsidiaries.

(c)

Executive shall be subject to and shall abide by each of the personnel policies applicable to senior executives, including but not limited to any policy restricting pledging and hedging investments in Company equity by Company executives, any policy the Company adopts regarding the recovery of incentive compensation (sometimes referred to as “clawback”) and any additional clawback provisions as required by law and applicable listing rules. This Section 2(c) shall survive the termination of the Employment Term.

(d)

Subject to Sections 6, 7 and 8 hereof, Executive’s employment with the Company is “at will,” such that each of Executive or the Company has the option to terminate Executive’s employment at any time, with or without advance notice, and with or without Cause or with or without Good Reason. This Agreement does not constitute an express or implied agreement of continuing or long-term employment.

3.    Annual Compensation.

(a)

Base Salary. During the Employment Term, Executive shall be paid an annual base salary of US $425,000 (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.

(b)

Annual Bonus. Subject to the terms of the Company’s annual cash bonus program as in effect from time to time and the provisions hereof, for each fiscal year of the Company ending during the Employment Term (commencing with the 2020 fiscal year), Executive shall be eligible to receive a target annual cash bonus of 80% of Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”). Annual bonuses, if any, will be payable after the close of the applicable fiscal year, but in any event prior to March 15 of the following calendar year. The criteria for, and attainment of, Executive’s annual bonus will be at the sole discretion of the compensation committee of the board of directors of the Company (the “Committee”) and may be based on the achievement of both corporate and personal performance objectives.

(c)

Annual Review. On an annual basis during the Employment Term, the Committee shall review and analyze the then-current Base Salary and Target Bonus of Executive and determine, in its discretion, whether adjustments are necessary or advisable based on merit, to meet industry benchmarks or otherwise, taking into account market practice and the performance of both the Company and Executive.

(d)

Equity Incentives. During the Employment Term, Executive shall be eligible for consideration to receive equity grants in the sole discretion of the Committee under the Company’s 2020 Equity Incentive Plan, as may be amended and restated from time to time (the “Equity Plan”). Any additional grants shall be subject to the availability of shares at the time of grant and such vesting terms and conditions as may be determined by the Committee in its discretion, and both the amount and type of such grants shall be based on merit, to meet industry benchmarks or otherwise, taking into account market practice and the performance of both the Company and the Executive.

4.    Share Ownership Commitment. Executive agrees to comply with any applicable share ownership requirements or guidelines adopted by the Company applicable to Executive, which shall be on the same terms as similarly situated executives of the Company.

5.    Other Benefits. During the Employment Term:

(a)

Employee Benefits. Executive shall be eligible to participate in the various benefits offered by the Company on terms and conditions that are substantially comparable to the other senior executives of the Company, including the Company’s group medical and dental plans, life and disability insurance and 401(k) plan. Benefits may be modified or changed from time to time at the sole discretion of the Company (but not in a manner discriminatory against Executive), and the provision of such benefits to Executive in no way changes or impacts Executive’s status as an at-will employee. The Company’s present benefit structure and other important information about the benefits for which Executive may be eligible are described in the Company’s benefits summary booklet and in the Company’s employee handbook. Where a benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

(b)

Business Expenses. Upon submission of proper invoices in accordance with, and subject to, the Company’s normal policies and procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

(c)	Paid Time Off. Executive shall be entitled to participate in the Company’s unlimited Personal Paid Time Off Policy.

6.    Termination. Executive’s employment with the Company hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, to the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 8(b) hereof.

(b)

Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, and Executive shall be entitled to the benefits provided in Section 8(b) hereof. For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the Equity Plan.

(c)

Cause. The Company may terminate Executive’s employment for Cause (as defined in Exhibit A) effective as of the date of the Notice of Termination (as defined in Section 7 hereof) and Executive shall be entitled to the benefits provided in Section 8(a) hereof.

(d)	Without Cause. The Company may terminate Executive’s employment without Cause and Executive shall be entitled to the benefits provided in Section 8(c) or 8(e) hereof, as applicable.

(e)

Good Reason. Executive may terminate Executive’s employment with Good Reason (as defined in Exhibit A), subject to this Section 6(e) and Executive shall be entitled to the benefits provided in Section 8(c) or 8(e) hereof, as applicable.

(f)

Without Good Reason. Executive may voluntarily terminate Executive’s employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty (30) day notice period (in which case Executive shall not receive any payment of Executive’s salary or other compensation for the balance of such thirty (30) day period), and Executive shall be entitled to the benefits provided in Section 8(a) hereof through the last day of such notice period.

(g)

Notice of Non-Renewal. Executive’s employment shall terminate upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, and Executive shall be entitled to the benefits provided in Section 8(d) hereof.

7.    Notice of Termination. Any purported termination by Executive shall be communicated by written Notice of Termination to the Company. For purposes of this Agreement,

a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

8.    Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits; provided, however, that any such benefits to which Executive is hereunder entitled shall be offset by those benefits that Executive receives, if any, under applicable law or otherwise:

(a)

Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

(1)

reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date, pursuant to the procedures of the Company’s applicable policies;

(2)

any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect;

(3)	equity and incentive awards, to the extent previously vested, shall be paid or delivered to Executive in accordance with the terms of such awards; and

(4)

any amount or benefit as provided under any benefit plan or program, and any accrued, but unpaid vacation (the foregoing items in clauses (1) through (4) being collectively referred to as the “Accrued Compensation”).

(b)

Termination by the Company for Disability or Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, then, subject to Section 16(d) hereof, Executive shall be entitled to the benefits provided in this Section 8(b).

(1)	The Company shall pay Executive (or Executive’s beneficiaries, as applicable) the Accrued Compensation;

(2)

The Company shall pay to Executive (or Executive’s beneficiaries, as applicable) within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date; and

(3)	Each unvested equity award held by Executive at the time of termination shall be governed by the terms of the applicable plan and/or award agreement.

(c)

Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason (other than as provided in Section 8(e)), then, subject to Section 16(d) hereof, Executive shall be entitled to the benefits provided in this Section 8(c).

(1)	The Company shall pay to Executive any Accrued Compensation;

(2)	The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(3)

The Company shall pay to Executive in a lump sum within the time period set forth in Section 3(b), a pro rata bonus for the year in which Executive’s employment terminates based on actual performance through the termination date and the number of days Executive was employed during such year;

(4)

The Company shall pay Executive as severance pay, in lieu of any further compensation (except as provided in this Section 8(c)) for the periods subsequent to the termination date, an amount in cash, equal to one (1) times Executive’s then-current Base Salary, paid in equal installments on the Company’s regular payroll dates during the twelve (12) month period following the date on which Executive executes a release in accordance with Section 16(d) hereof (the “Severance Period”);

(5)	Each unvested equity award held by Executive at the time of termination shall be governed by the terms of the applicable plan and/or award agreement; and

(6)

If Executive is participating in the Company’s group health insurance plans on the effective date of termination, and Executive timely elects and remains eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, the Company shall pay that portion of Executive’s premiums that the Company was paying prior to the effective date of termination for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter.

(d)

Expiration of Employment Term Upon Notice of Non-Renewal. If Executive’s employment terminates upon expiration of the Employment Term as then in effect following timely provision by either party of notice of non-renewal in accordance with Section 1 hereof, then, subject to Section 16(d) hereof, Executive shall be entitled to the benefits provided in this Section 8(d).

(1)	The Company shall pay to Executive any Accrued Compensation; and

(2)

Each unvested equity award held by Executive at the time of termination shall be treated in accordance with the terms of the applicable plan and/or award agreement governing a termination of employment other than for cause or due to death or disability.

(e)

Change in Control Termination. Notwithstanding any other provision contained herein, if Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason, in each case within one month before or twenty-four (24) months immediately following a Change in Control (as defined under the Equity Plan), then, subject to Section 16(d) hereof, Executive shall be entitled to the benefits provided in this Section 8(e).

(1)	The Company shall pay to Executive any Accrued Compensation;

(2)	The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(3)	The Company shall pay to Executive an amount equal to Executive’s then-current Target Bonus within thirty (30) days following the termination date;

(4)

The Company shall pay Executive as severance pay, in lieu of any further compensation (except as provided in this Section 8(e)) for the periods subsequent to the termination date, an amount in cash, equal to one (1) times Executive’s then-current Base Salary, paid in equal installments on the Company’s regular payroll dates during the Severance Period;

(5)	Each unvested equity award held by Executive at the time of termination shall vest in full (with any applicable performance goals treated as achieved at target); and

(6)

If Executive is participating in the Company’s group health insurance plans on the effective date of termination, and Executive timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Company shall pay that portion of Executive’s premiums that the Company was paying prior to the effective date of termination for the Severance Period or for the continuation period for which Executive is eligible, whichever is shorter.

(f)

Executive shall not be required to mitigate the amount of any payment provided for under this Section 8 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

9.    Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A. The Company shall undertake to administer, interpret and construe this Agreement, to the extent reasonably practicable, in a manner that does not result in the imposition on Executive of any additional tax, penalty or interest under Section 409A. If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty or interest under Section 409A, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A. If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A), then any payment that constitutes “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six (6) month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death. Notwithstanding the foregoing, nothing in this Agreement or otherwise is intended to, nor does it, guarantee that the payments and benefits under this Agreement will not be subject to any additional tax or other adverse tax consequences under Section 409A or any similar state or local tax law. For purposes of Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10.    Employee Protection. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange

Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

11.    Records and Confidential Data.

(a)

Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information disclosed to, or learned or obtained by, Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Company and its affiliates and Executive hereby assigns to the Company any and all right, title and interest Executive may have or acquire in and to such Confidential Information.

(b)

Except as provided in Section 10 hereof, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of Executive’s duties hereunder, and will be safeguarded by Executive from unauthorized disclosure. Executive acknowledges and agrees that the confidentiality restrictions set forth herein shall apply to any and all Confidential Information disclosed to, or learned or obtained by, Executive, whether before, on or after the date hereof. For the avoidance of doubt, nothing in this Section 11(b) shall prevent Executive from complying with a valid legal requirement (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information or from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended) as set forth in Section 10.

(c)

Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will return or destroy (or cooperate with any reasonable Company requested process to return or destroy) all copies of any analyses, compilations, studies or other documents (including any email or other electronic correspondence) prepared by Executive or for

Executive’s use containing or reflecting any Confidential Information, except as provided in Section 10. Within five (5) business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

(d)

For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other know-how, trade secrets, inventions, concepts, ideas, materials, or information developed, prepared or performed for or by the Company or its affiliates (in each case, including any email or other electronic correspondence). For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to information that Executive can demonstrate with competent evidence is (i) generally available to the public without any action or involvement by Executive or (ii) independently obtained by Executive from a third party on a non-confidential and authorized basis. Notwithstanding anything in this Section 11 to the contrary, Executive may disclose Confidential Information: (1) as set forth in Section 10; and (2) to the extent it is required to be disclosed by law or pursuant to judicial process or administrative subpoena. To the extent that Confidential Information is required to be disclosed by law, governmental investigation or pursuant to judicial process or administrative subpoena, Executive shall, to the extent legally permitted, first give written notice to the Company and reasonably cooperate with the Company to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes required by law, governmental investigation or pursuant to judicial process or administrative subpoena, except as provided in Section 10 and subject to Section 11(e).

(e)

Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

(f)

In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

(g)	Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.

12.    Covenant Not to Solicit and Not to Compete; Non-Disparagement.

(a)

Covenants Not to Solicit or to Interfere. To protect the Confidential Information, Company Intellectual Property (as defined below) and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company, not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its subsidiaries (or any person who was an employee of the Company or any of its subsidiaries during the six-month period preceding such action) in any country. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company or any of its subsidiaries to become employed with any other person, partnership, firm, corporation or other entity.

In addition, to protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its affiliates, Executive agrees, during the Employment Term and for a period of twelve (12) months after Executive’s cessation of employment with the Company, not to (x) solicit any client or customer to receive services or to purchase any goods or services in competition with those provided by the Company or any of its subsidiaries or (y) interfere or attempt to interfere in any material respect with the relationship between the Company or any of its subsidiaries on one hand and any client, customer, supplier, investor, financing source or capital market intermediary on the other hand, in any country. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence clients or customers of the Company or any of its affiliates to accept the services or goods of any other person, partnership, firm, corporation or other entity in competition with those provided by the Company or any of its affiliates.

Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its affiliates; provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)

Covenant Not to Compete. To protect the Confidential Information, Company Intellectual Property and other trade secrets of the Company and its affiliates, and in specific consideration for a cash payment of $1,000, Executive agrees, to the maximum extent permitted by applicable law, not to become involved with any entity that directly or indirectly engages in Prohibited Activities (as defined below) in any country in which the Company or any of its affiliates conducts such business, or plans to conduct such business during the Employment Term, during the period commencing with the Employment Term and ending twelve (12) months after Executive’s cessation of employment with the Company for any reason. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly owning any interest in, managing, participating in (whether as an employee, director, officer, consultant, partner, member, manager, representative or agent), consulting with or rendering services to any entity (including, without limitation, Doctor On Demand, MDLive, Teladoc, Epic Systems, Cerner or Zoom) in (A) the telehealth industry or (B) digital healthcare, that, in the case of clause (B), performs or plans to perform any of the services or manufactures or sells or plans to manufacture or sell any of the products planned, provided or offered by the Company or any of its subsidiaries or any products or services designed to perform the same function or achieve the same results as the products or services planned, provided or offered by the Company or any of its subsidiaries or performs or plans to perform any other services and/or engages or plans to engage in the development, production, manufacture, distribution or sale of any product similar to any planned or actual services performed or products developed, produced, manufactured, distributed or sold by the Company or any of its subsidiaries during the term of Executive’s employment with the Company and its affiliates, including, without limitation, any business activity that directly or indirectly provides the research, development, manufacture, marketing, selling or servicing of systems facilitating consumer communications with professional service providers in the digital healthcare field; provided that Prohibited Activities shall not mean Executive’s investment in securities of a publicly-traded company (or a non-publicly traded entity through a passive investment) equal to less than five percent (5%) of such company’s outstanding voting securities. Executive agrees that the covenants contained in this Section 12(b) are reasonable and desirable to protect the Confidential Information and Company Intellectual Property of the Company and its affiliates. Any reference to plans or planned activity in this paragraph shall be limited to plans or planned activities that are based upon material demonstrable actions. Following Executive’s cessation of employment, the prohibitions in this paragraph shall be limited to activities and planned activities (including locations) as of the date of Executive’s termination of employment.

(c)

Non-Disparagement. Executive agrees not to make written or oral statements about the Company, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging, except as provided in Section 10 hereof or in the ordinary course of personnel performance reviews when making such statements is reasonable and appropriate. The Company, as represented by its directors and executive officers, shall not make written or oral statements about Executive that are negative or disparaging, except as provided in Section 10 hereof or in the ordinary course of personnel performance reviews when making such statements is reasonable and appropriate. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Executive, the Company, its subsidiaries and affiliates, and the Company’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.

(d)

It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e)	Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.

13.    Remedies for Breach of Obligations under Sections 12 or 13 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to seek injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 11 or 12 hereof. Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law. This Section 13 shall survive the termination of the Employment Term.

14.    Cooperation.

(a)

Following Executive’s termination of employment for any reason, except as provided in Section 10 hereof, Executive agrees to make Executive reasonably available at the request of the Company to cooperate with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during Executive’s employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Executive’s cooperation shall include: (A) making Executive reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the reasonable request of the Company at times and locations to be determined by the Company reasonably and in good faith, taking into account the Company’s business and Executive’s business and personal needs (the “Company Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Nothing in this Section 14(a) shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates, except as provided in Section 10. In addition, at the request of the Company, Executive shall be required annually to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation of any filings and reports with the SEC.

(b)	Executive shall not be entitled to any payments in addition to those otherwise set forth in this Agreement in respect of any Company

Cooperation or Witness Cooperation, regardless of when provided. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 14 for which Executive has obtained prior approval (which shall not be unreasonably withheld) from the Company. Executive shall not be required to cooperate against Executive’s own legal interests.

(c)

Nothing in this Agreement or any other agreement by and between the parties is intended to or shall preclude or in any way limit or restrict Executive from providing accurate and truthful testimony or information to any governmental agency.

(d)	This Section 14 shall survive the termination of the Employment Term.

15.    Inventions and Intellectual Property.

(a)	Definitions. As used in this Agreement:

(1)

“Intellectual Property” means all patents, invention disclosures, invention registrations, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, mask works, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, the foregoing.

(2)	“Inventions” means all inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like.

(b)

Disclosure. Executive will disclose promptly in writing to the Company any and all Inventions and Intellectual Property, in each case that Executive conceives, develops, creates or reduces to practice, or has conceived, developed, created or reduced to practice, either alone or jointly with others, during the period of Executive’s employment, whether prior to or after the Effective Date, that (1) are, or were, conceived, created or developed using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (2) result, or resulted, from any work performed by Executive for the Company or any of its affiliates and/or (3) otherwise relate to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”).

(c)	Ownership and Assignment. Executive acknowledges and agrees that the Company has and will have exclusive title and ownership rights in and to all Company Intellectual Property. To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein (or did not so vest), Executive hereby irrevocably assigns, transfers, conveys and delivers to the Company all right, title and interest in and to any and all Company Intellectual Property. Executive acknowledges and agrees that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Company has and will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically and irrevocably assigned to the Company as above).

(d)

Prior Inventions. Set forth in Exhibit B (Prior Inventions) attached hereto is a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed created or reduced to practice prior to the commencement of Executive’s employment with the Company, that are Executive’s property, and that the Company acknowledges and agrees are excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Inventions in Exhibit B but is only to disclose where indicated a cursory name for each such Prior Invention, a listing of each person or entity to whom it belongs, and the fact that full disclosure as to such Prior Inventions has not been made for that reason (it being understood that, if no Invention or disclosure is provided in Exhibit B, Executive hereby represents and warrants that there are no Prior Inventions). If, in the course of Executive’s employment with the Company, Executive incorporates any Prior Invention into any Company product, process or machine or otherwise uses any Prior Invention, Executive hereby grants to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Invention for any purpose.

(e)

Non-Assignable Inventions. If Executive transfers Executive’s principal work location to California, Illinois, Kansas, Minnesota, Washington State or any other state that has codified applicable law, the provisions regarding Executive’s assignment of Company Intellectual Property to the Company in Section 15(c) hereof shall not apply to certain Inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. Executive acknowledges having received and reviewed notification regarding such Non-Assignable Inventions pursuant to such states’ codes.

(f)

Waiver of Moral Rights. To the extent that Executive may do so under applicable law, Executive hereby transfers to the Company any and all Moral Rights that Executive may possess or acquire in or with respect to any Company Intellectual Property. Insofar as any of Executive’s Moral Rights cannot be so assigned or transferred, to the extent that Executive may do so under applicable law, Executive hereby waives and agrees never to assert any Moral Rights that Executive may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company. As used in this Agreement, “Moral Rights” means any and all rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(g)

Further Assurances. Executive shall give the Company and its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company and its affiliates to prosecute, perfect, register, record, enforce and defend any of their rights in any Company Intellectual Property and Confidential Information.

(h)	This Section 15 shall survive the termination of the Employment Term.

16.    Miscellaneous.

(a)	Successors and Assigns.

(1)

This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. The term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, (including this Agreement) whether by operation of law or otherwise.

(2)

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

(3)	This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives, and by Executive’s beneficiaries in the event of Executive’s death.

(b)

Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(c)

Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(d)

Release of Claims. The termination benefits described in Sections 8(b), 8(c), 8(d) and 8(e) hereof (the “Total Payments”) shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims reasonably acceptable to the Company within fifty (50) days following Executive’s termination date. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and, to the extent required by Section 409A, if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Where applicable, references to Executive in this Section 16(d) shall refer to Executive’s representative or estate.

(e)

Parachute Payments. To the extent consistent with applicable law, the payment of any amounts or the provision of any benefits under this Agreement or any other agreement including, without limitation, the Total Payments, will be reduced or adjusted to avoid triggering the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code (the “Required Reduction”), if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account any applicable federal, state and local income and employment taxes and the Excise Tax), to Executive. In the case of a reduction in the Total Payments, the Total

Payments will be reduced in the following order: (i) by reducing any cash payments to be made to Executive (excluding any cash payment with respect to the acceleration of equity-based compensation); (ii) by canceling the acceleration of vesting of any outstanding equity-based compensation awards; and (iii) by reducing any other non-cash benefits provided to Executive. In the case of the reductions to be made pursuant to each of the above-mentioned clauses, the payment and/or benefit amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced: (x) only to the extent that the payment and/or benefit otherwise to be paid, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning of Code Section 280G(b)(2)(A); and (y) only to the extent necessary to achieve the Required Reduction. All determinations made under this Section 16(e) (as well as with respect to any payments provided to any other “disqualified individual” of the Company within the meaning of Section 280G(c) of the Code) shall be made by a nationally recognized accounting or consulting firm as selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations to Executive and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. All determinations by the Accounting Firm shall be binding on Executive and the Company absent manifest error. Notwithstanding the foregoing, if prior to a change in ownership or effective control of the Company (as described in Section 280G of the Code and the regulations and guidance promulgated thereunder), no stock of the Company is readily tradable on an established securities market and the Accounting Firm determines that the Excise Tax would be imposed upon the Total Payments (and any other payments) then, subject to Executive’s execution of a written agreement providing that Executive will waive any portion of the Total Payments (and any other payments) that would otherwise cause such payments to be subject to the Excise Tax, the Company agrees to use commercially reasonable efforts to submit to the Company’s shareholders for approval, in a manner that satisfies Section 280G(b)(5)(B) of the Code, Executive’s conditional right to receive the portion of the Total Payments (and other payments) otherwise subject to the waiver agreement.

(f)

Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

(g)

Arbitration. If any dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have thirty (30) calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination, including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 16(g) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 11, 12, 14 or 15 hereof. The parties agree that the seat of the arbitration shall be Boston, Massachusetts. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive, unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Neither party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties, except (1) as provided by Section 10 and (2) as may be required by law.

(h)

Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A, the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments or any failure to provide a benefit or payment shall not in and of itself constitute a breach of this Agreement as a result of applicable law; provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law as soon as practicable after such benefits or payments are due. Any request or requirement that Executive repay compensation that is required under the first sentence of this Section 16(h), or pursuant to a Company policy that is applicable to other executive officers of the Company and that is designed to advance the legitimate corporate governance objectives of the Company, shall not in and of itself constitute a breach of this Agreement.

(i)

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(j)

No Conflicts. As a condition to the effectiveness of this Agreement, Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder. In the event that the Company reasonably determines that Executive’s duties hereunder may conflict with an agreement or arrangement to which Executive is bound, Executive shall be required to cease engaging in any such activities, duties or responsibilities (including providing supervisory services over certain subsets of the Company’s business operations) and the Company will take steps to restrict Executive’s access to, and participation in, any such activities, until the Company determines that such conflict ceases to exist. Any actions taken by the Company under this Section 16(j) to restrict or limit Executive’s access to information or provision of services shall not constitute Good Reason for purposes of Section 6(e) hereof.

(k)

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(l)	Effectiveness of Agreement. The effectiveness of this Agreement is contingent upon the occurrence of the Commencement Date within the time provided in Section 1 hereof.

17.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including. without limitation, any term sheets or other similar presentations, that certain Employment Offer Letter entered into with the Company as of January 28, 2011, and that certain Executive Severance Agreement entered into with the Company as of May 1, 2020.

18.    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile or PDF will be deemed the equivalent of originals.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

AMERICAN WELL CORPORATION

By:	/s/ Bradford Gay
Name:	Bradford Gay
Title:	Senior Vice President and General Counsel

EXECUTIVE

By:	/s/ Kurt Knight
Name:	Kurt Knight

Signature Page to Kurt Knight Employment Agreement